EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2006 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Multi-Color Corporation on Form S-8 with respect to the 2006 Director Equity Compensation Plan filed on September 8, 2006.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
September 8, 2006